PRESS RELEASE                     Exhibit 99.1

FOR IMMEDIATE RELEASE                              CONTACT:   Investor Relations
August 11, 2003                                                     804-217-5897

                               DYNEX CAPITAL, INC.

                       REPORTS SECOND QUARTER 2003 RESULTS

         Dynex Capital, Inc. (NYSE: DX) reported today financial results for the second quarter 2003. Highlights for the second quarter and other information contained in this release include:
o       Cash flow from the investment portfolio of $15.5 million for the quarter
o Announced early redemption of $10.0 million of 9.50% Senior Notes due February 2005
o Legislation enacted in Pennsylvania favorable to property tax lien collections, and also have agreed on terms to service $7.5 million of liens for a regional utility
o Called and sold $26.5 million of mortgage loan collateral at a gain of $1.0 million
o Declared a dividend to the preferred shareholders in order to maintain REIT status of $0.8775 per share for Series A and Series B, and $1.095 per share for Series C
o       Book value per common share of $8.97 at June 30, 2003



For the quarter ended June 30, 2003, the Company reported a net loss of $12.1 million versus net income of $0.4 million for the second quarter 2002. The results for the second quarter of 2003 include $18.0 million in provision for losses principally to increase reserves for credit losses on the Company's net investment in two collateralized bond securities containing solely manufactured housing loans. After consideration of the preferred stock charge, the Company reported a net loss to common shareholders of $13.3 million or $1.23 per common share for the second quarter 2003. For the six months ended June 30, 2003, the Company reported a net loss to common shareholders of $2.2 million, or $0.20 per common share versus a net loss of $3.9 million, or $0.36 per common share for the same period in 2002.

The Company also announced that the Board of Directors declared a dividend of $0.8775 per share for its Series A and Series B Preferred Stock and $1.095 per share for its Series C Preferred Stock. The dividends will be paid to record holders as of August 22, 2003 and will be paid on September 5, 2003. The Company reported that the dividend is being paid to preferred shareholders in order for the Company to maintain its REIT status under the Internal Revenue Code of 1986, as amended.

The Company has scheduled a conference call for Wednesday, August 13, 2003, at 11:00 a.m. Eastern Time to discuss second quarter results. Investors may participate in listen mode only by calling 800-633-8955.

Second Quarter 2003 Results

The Company reported that cash flow from the investment portfolio was $15.5 million for the quarter, up from $14.3 million in the first quarter 2003. Cash flow from the investment portfolio includes surplus cash payments received on the Company's securitized assets included in collateral for collateralized bonds and securities, collections on the Company's investment in delinquent property tax receivables and unsecuritized loans, and proceeds from the call and sale of previously issued mortgage-backed securities.

     The Company also reported net interest margin before provision for loan losses on its investment portfolio of $7.7 million during the quarter compared to $12.3 million in the second quarter 2002 and $10.1 million for the first quarter 2003. Net interest margin before provision has been impacted by an overall decline in interest-earning assets, downward resets on adjustable-rate assets in the investment portfolio, and the interest cost on the Company's 9.50% Senior Notes due February 2005. After provision for loan losses, net interest margin was a negative $10.3 million, versus $7.0 million in 2002 and $4.3 million in the first quarter 2003. The Company recorded provisions for loan losses of $18.0 million during the quarter, versus $5.2 million for the same period in 2002 and $5.8 million in the first quarter 2003. During the second quarter 2003, the Company recorded $14.4 million in provision for loan losses specifically for currently existing credit losses within outstanding manufactured housing loans that are current as to payment. Previously, the Company had not considered current loans to be impaired under generally accepted accounting principles and was therefore providing reserves only for loans that were delinquent. The Company prepared extensive analysis on these pools of loans during the quarter and believes the inclusion of such amounts in the provision is an appropriate application of the definition of impairment within generally accepted accounting principles.

The Company also reported that impairment charges declined to $0.2 million during the quarter from $5.0 million in the second quarter 2002 and general and administrative expenses were $2.2 million in the second quarter 2003 versus $2.6 million in the second quarter 2002.

Balance Sheet

Total assets at June 30, 2003 were $2.05 billion, versus $2.24 billion at December 31, 2002. The decline in assets was primarily the result of prepayments in the Company's investment portfolio. Prepayment speeds for the entire investment portfolio as measured by the "constant prepayment rate", or CPR, was 22% during the second quarter. CPR on the Company's single-family mortgage loan and securities portfolio was 35% during the quarter. Of the $2.0 billion of collateral for collateralized bonds in the investment portfolio at June 30, 2003, approximately $491 million consists of single-family mortgage loans and securities, $723 million consists of manufactured housing loans and securities, and $770 million consists of commercial mortgage loans. For the quarter, the yield on the Company's average interest-earning investments was 7.05% and the weighted-average cost of funds was 5.70%.

Shareholders' equity was $164.7 million at June 30, 2003 versus $223.4 million at December 31, 2002. The decrease in shareholders' equity was primarily due to the retirement of the shares of Preferred Stock related to the tender offer completed in February 2003, coupled with the net loss for the six month period. Common book value per share, net of liquidation preference on Series A, Series

B, and Series C Preferred Stock, increased to $8.97 per share from $8.57 per share at December 31, 2002. The increase in common book value per share was also primarily due to the completed tender offer. Preferred dividends in arrears at June 30, 2003 were $17.9 million.

Other Items

Regarding its investment in delinquent property tax receivables and its lien servicing operations, the Company announced that legislation recently passed in Pennsylvania and expected to be signed into law removes a contingency for the Company in collecting on delinquent property tax receivables in that state, which management believes should improve collection results in the near-term. The Company also announced that its subsidiary, GLS Capital Services, Inc., has agreed on terms to service liens on single-family homes and commercial real estate for a regional utility in Pennsylvania. The aggregate amount of liens to be serviced currently approximates $7.5 million.

The Company also indicated that it will be redeeming early $10.0 million of its February 2005 Senior Notes in connection with the quarterly payment due August 31, 2003 of $4.0 million on the Senior Notes. After the partial redemption and the quarterly payment, the remaining balance of the February 2005 Senior Notes will be approximately $14.1 million.

 Discussion

Stephen J. Benedetti, Chief Financial Officer of the Company, stated, "While we reported a net loss for the quarter, we were very pleased with the overall results for the Company. Cash flow from the investment portfolio exceeded expectations, topping $15 million, putting us in a position to redeem early $10 million of our 9.50% Senior Notes. In addition, we took advantage of call rights we own on previously issued mortgage-backed securities to call and sell the underlying mortgage loans at a gain of $1 million. And as previously indicated, we have been able to essentially resolve a contingency related to our delinquent property tax receivable collections in Pennsylvania, and to leverage our servicing platform for property tax receivables into a third-party servicing contract. Current market expectations are that short-term interest rates will likely remain at these levels for the balance of 2003 before beginning to increase in 2004. We do not expect the recent back-up in long-term interest rates in the near-term to materially impact the performance of our investment portfolio from a cash flow perspective. Given the run-off in our investment portfolio, however, we would expect to see cash flow for the third quarter decline relative to the second quarter."

         Mr. Benedetti continued, "With the additional reserve on the manufactured housing loans of $14.4 million, which estimates existing credit losses on manufactured housing loans which are current as to payment, within the construct of generally accepted accounting principles, the Company has reduced its unreserved net credit exposure on all manufactured housing loans to approximately $18.4 million at June 30, 2003. Unless manufactured housing lending market conditions improve in the very near-term, we anticipate that this remaining amount will be fully reserved over the next four quarters. Once this amount is fully reserved, provisions for losses on the manufactured housing loan portfolio should be limited to only surplus cash retained within the collateralized bond structure to cover credit losses. Fully reserving this final

$18.4 million is an important step for this Company towards consistent profitability and towards presenting our net investment in manufactured housing loans more consistent with its fair value."

         Mr. Benedetti concluded, "We believe that the Company's prospects and financial flexibility have continued to improve. The Board remains actively engaged in evaluating alternatives for the use of the Company's cash flows, with the focus being on what would be the most attractive alternative to improving overall shareholder value. To that end, the Board has formed a committee to review strategic alternatives available to the Company."

         Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com. Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believe", "expect", "forecast", "anticipate", "estimate", "project", "plan", and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. As discussed in the Company's filings with the SEC, these factors may include, but are not limited to, changes in general economic and market conditions, disruptions in the capital markets, fluctuations in interest rates, the accuracy of subjective estimates used in determining the fair value of certain financial assets of the Company, the impact of recently issued financial accounting standards, increases in costs and other general competitive factors.

                                      # # #

                               DYNEX CAPITAL, INC.
                           Consolidated Balance Sheets
                          (Thousands except share data)
                                   (unaudited)
                                                    June 30,        December 31,
                                                      2003                2002
ASSETS

Cash and cash equivalents ..............       $     13,998       $      15,242
Other assets ...........................              5,487               4,747
                                               ------------       --------------
                                                     19,485              19,989
Investments:
     Collateral for collateralized bonds          1,965,506           2,148,497
     Other investments .................             51,469              54,322
     Securities ........................              2,652               6,208
     Other loans .......................              7,865               9,288
                                               ------------       -------------
                                                  2,027,492           2,218,315
                                               ------------       -------------
                                               $  2,046,977       $   2,238,304
                                               ============       =============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Collateralized bonds ...................       $  1,852,882       $   2,013,271
Senior Notes ...........................             28,069                --
Other liabilities ......................              1,317               1,612
                                               ------------       -------------
                                                  1,882,268           2,014,883
                                               ------------       -------------

SHAREHOLDERS' EQUITY:
Preferred stock ........................             47,013              94,586
Common stock ...........................                109                 109
Additional paid-in capital .............            360,684             364,743
Accumulated other comprehensive loss ...            (13,166)            (17,472)
Accumulated deficit ....................           (229,931)           (218,545)
                                               ------------       -------------
                                                    164,709             223,421
                                               ------------       -------------
                                               $  2,046,977       $   2,238,304
                                               ============       =============

Preferred dividends in arrears .........       $     17,868       $      31,157
                                               ============       =============

Book value per common share (inclusive
 of dividends in arrears) ..............       $       8.97       $        8.57
                                               ============       =============

                                                        DYNEX CAPITAL, INC.
                                               Consolidated Statements of Operations
                                                   (Thousands except share data)
                                                            (unaudited)

                                                                     Three Months Ended                      Six Months Ended
                                                                        June 30,                                June 30,
                                                                  2003               2002                  2003             2002

Interest income                                            $        36,010   $       44,968       $       74,191    $        87,909
Interest and related expense                                       (28,316)         (32,714)             (56,366)           (66,155)
                                                           ---------------   --------------       --------------    ---------------
Net interest margin before provision for loan losses                 7,694           12,254               17,825             21,754

Provision for loan losses                                          (18,040)          (5,241)             (23,884)           (10,884)
                                                           ---------------   --------------       --------------    ---------------

Net interest margin                                                (10,346)           7,013               (6,059)            10,870

Impairment charges                                                    (200)          (4,961)              (2,205)            (7,084)
Gain on sale of investments, net                                       556               77                1,010                173
Other                                                                   23              894                   40              1,439
General and administrative expenses                                 (2,151)          (2,625)              (4,172)            (4,518)
                                                           ---------------   --------------       --------------    ---------------

Net (loss) income                                                  (12,118)             398              (11,386)               880
Preferred stock (charge) benefit                                    (1,214)          (2,396)               9,230             (4,792)
                                                           ---------------   --------------       --------------    ---------------

Net loss to common shareholders                            $       (13,332)  $       (1,998)      $       (2,156)   $        (3,912)
                                                           ===============   ==============       ==============    ===============

Net loss per common share:
       Basic and diluted                                   $         (1.23)  $        (0.18)      $        (0.20)   $         (0.36)
                                                           ===============   ==============       ==============    ===============

Weighted average number of common shares outstanding            10,873,903       10,873,894           10,873,903         10,873,860